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C O R P O R A T E   P A R T I C I P A N T S

Philippa Dworkin
Constellation Brands - SVP of Corporate Communications and

Richard Sands
Constellation Brands - Chairman and CEO

Tom Summer
Constellation Brands - CFO and EVP

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Mark Schwartzberg
Legg Mason Wood Walker - Analyst

Caroline Levy
UBS Warburg - Analyst

Jeff Kanter
Prudential Securities - Analyst

Maryann Cotas
Mundar Capital - Analyst

Brian Spillane
Banc of America Securities - Analyst

Marc Greenberg
Deutsche Bank - Analyst

Drew Figman
Titerman - Analyst

Charmala Roy
Colden Capital - Analyst

Anil Rumta
Chesapeake Partners - Analyst

Scott Kim
Cargo Investors - Analyst

P R E S E N T A T I O N

Philippa Dworkin - Constellation Brands - SVP of Corporate Communications and IR

I’m Philippa Dworkin, SVP of Corporate Communications and IR at Constellation. Before I turn the call over to Richard Sands, Constellation’s Chairman and CEO, I will read through the safe harbor language. I'd also like to remind you that a copy of the media release we issued this afternoon is available on the Internet at Constellation's website, www.cbrands.com, under “investors.”

Please also be aware that during this call, we may make forward-looking statements within the meaning section of 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond yes maConstellation's control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. For a detailed list of the risk factors, as well as additional information, please refer to our media release from today. If you have any further questions after the call, please call Constellation’s Director of IR, Lisa Schnorr, at 585-218-3677.

With that out of the way, it’s my pleasure to turn the call over to Richard Sands.

Richard Sands - Constellation Brands - Chairman and CEO

We’re very pleased to announce today that Constellation Brands and the Robert Mondavi Corporation have signed a definitive merger agreement in which Constellation will acquire all of the outstanding shares of the Robert Mondavi Corporation at a price of $56.50 per share in cash for Class A common shares, and $65.82 per share for Class B common stock. The total value of this transaction is approximately $1.36b, including approximately $1.03b of equity, on a fully-diluted basis, plus the assumption of approximately $325m of Mondavi net debt. This transaction has been approved by the boards of both companies.

This is a very exciting combination that brings together two innovative, energetic, and solidly growing companies with a combined total of nearly 100 years of winemaking experience. Importantly, the combination will keep the Robert Mondavi portfolio intact, and preserve and enhance the heritage of both companies, by producing outstanding wine for generations to come. The acquisition will bring together complementary wine assets, including vineyards, production facilities, and distribution capabilities that will strengthen Constellation's portfolio and further build the Robert Mondavi brand.

Upon completion of the transaction, Constellation will boast an unmatched portfolio of wine offerings, including Woodbridge,

Robert Mondavi Private Selection, Robert Mondavi Winery, Franciscan Oakville Estates, Simi, Blackstone, Estancia, Ravenswood, Alice White, and Hardy's, among many others.

We are confident that the combination of our two companies will result in a strong company with exciting growth opportunities for all brands in the combined portfolio.

This transaction is truly a win-win. We believe this is a terrific outcome that best serves the interest of both Constellation and Mondavi's shareholders, employees, partners, and customers. Mondavi's shareholders are receiving a significant cash premium of 46% for their investment over the closing price of Mondavi's publicly traded shares on October 11th, 2004, the day before we made our proposal.

The transaction will also be accretive to Constellation's comparable earnings and cash flow per share in the first fiscal year. And, we believe there is great potential to create significant accretion to operating margins, earnings per share, and cash flow in the future through a combination of revenue opportunities and synergies in manufacturing, distribution, and the supply chain.

On the branded strategy side, I want to emphasize that the Robert Mondavi umbrella brand is the most well-known and respected brand in the world. Equally important, Woodbridge by Robert Mondavi is the leading premium brand in the United States, and during the last couple of years of intense competition in this category, Mondavi/Woodbridge easily sustained its leadership position.

Finally, Robert Mondavi Private Selection continues its outstanding growth in the super-premium category and our ability to focus on fine wines will certainly help enhance the Robert Mondavi Winery brand.

Our combined customer base will enjoy the same quality products and services they've come to expect from both Robert Mondavi and Constellation. And the combined companies unequalled international distribution will enhance consumer access to the Robert Mondavi worldwide.

We understand and appreciate the long, rich history of the Mondavi family, the Robert Mondavi brand, and the contributions of Mondavi's dedicated employees. On that note, I would like to take a few minutes to say hello to the Mondavi employees on this call. We have been very impressed with the people we have met and with the operations and systems that we have seen. We are very excited about the opportunities that lie ahead for all of us. I understand the angst that comes with mergers and I understand and can appreciate the limbo you've been in since you started your restructuring and we first made our offer. Unfortunately, there are a series of steps we must go through, legal and regulatory, that will draw this out a little more, but hang in there.

We're looking forward to coming out to California in the near future and getting to know more about the business and meeting more of you. I'm especially happy to report that Robert Mondavi will be continuing his role as brand ambassador, which is very important to all of us.

Let's move back to the details on the merger. We expect to complete the transaction by the end of 2004 or early 2005, and as we stated last week, we have committed financing necessary to complete the transaction. The merger agreement has been been approved by the boards of directors of both companies and holders of a majority of the outstanding Class B shares have agreed to vote in favor of the merger.

In connection with the merger agreement, Mondavi's board announced it will no longer seek shareholder approval for its proposed reincorporation and recapitalization plan, and intends to postpone its annual meeting of shareholders that had been scheduled for November 30th, 2004.

The merger agreement is subject to approval of the holders of the majority of the outstanding Mondavi Class A shares, other than holders of Class A shares who are also record-holders of Class B shares, and approval of the majority of the outstanding Mondavi Class B shares, which as I said, we currently have a majority of the outstanding Class B shares agreed to vote in favor of the merger.

Other conditions customary to transactions of this type, including governmental and regulatory approvals, are necessary.

We are extremely excited about the combination of our two companies. Robert Mondavi put the California wine industry on the map, and we are committed to further enhancing the prestige of the flagship Robert Mondavi Winery, as well as giving it the recognition it deservers throughout the world. We fully expected as part of the Constellation family the Robert Mondavi brand name will continue to be associated with the highest in quality and will remain an industry leader.

The combination of our two companies is truly history in the making. Together, we will be a stronger company, with the industry's finest employees, and unparalled product portfolio, and exciting, unparalleled growth opportunities ahead.

With that, I will take your questions. Operator?

Q U E S T I O N   A N D   A N S W E R

Operator

[Operator Instructions] Mark Schwartzberg, Legg Mason Wood Walker.

Mark Schwartzberg - Legg Mason Wood Walker - Analyst |

Two questions. First, on financing, Richard, any change to your comments from when you initially announced-- i.e, expecting not to issue any equity over the next 12 months, and then any thoughts on how the credit agencies might- looking at- you know, the debt that's out there already? And then, unrelated, you know, you've had a little bit of time to do some incremental due diligence and get beyond what's out there in the way of public filings. Can you give us a sense of where your efforts have been most focused and what you've found that's most noteworthy in that regard?

Richard Sands - Constellation Brands - Chairman and CEO

OK, with regards to the potential for issuing equity, we remain committed to not doing so and financing this transaction entirely through debt, which we do have the debt firmly committed at this point in time. With regards to the credit agencies, they have signaled that they may not downgrade us, but put us on watch, and you know, we'll basically work with them to see if we can mitigate that.

With regards to due diligence, basically our due diligence was very confirmatory in nature, and just, for the most part, established that the values that we expected were there, so I wouldn't say there's anything that we can point to specifically that came out of diligence that would say, ``Oh, gee, there was an unknown, undiscovered pot of gold.''

Operator

Caroline Levy, UBS Warburg.

Caroline Levy - UBS Warburg - Analyst

Richard, I'm just wondering if you can comment on whether your comment about accretion assumes any synergies, or-- both revenue or costs, and if they don't already, do you think there is some upside to the accretion potential as you get to know the company better?

Richard Sands - Constellation Brands - Chairman and CEO

Well, you know, as we said before, it is accretive for the most part on its face, and given the synergies that the Mondavi management has already started to put in place, we do believe that by the combination, the production infrastructures, the basically supply chain side, lots of various things, plus great revenue growth opportunities, will make it more accretive over time.

Caroline Levy - UBS Warburg - Analyst

And Richard, can you elaboration, where do you think the bigger opportunity is, on the revenue side or the cost side, and are there some [plugs] that can be, you know, either combined-- you could reduce production somewhere or improve quality and efficiency by moving things around?

Richard Sands - Constellation Brands - Chairman and CEO

Well, you know, we need all the capacity that Mondavi has and that we have, so it's- they types of synergies are not obtained by closing plants, they're obtained by using your scale in your supply chain and by better utilizing your facilities that are more efficient for job A than job B, so it's not as simple, I think, as you may be making it out to be. We believe the revenue synergies are tremendous, or that the revenue growth potential is tremendous, for a very simple reason -- we have a very powerful worldwide distribution network, the brand does not have penetration in the rest of the world, we can bring that type of penetration very quickly, and our scale and position in the United States provides a tremendous platform to bring the brands to market with further growth potential in the United States.

Caroline Levy - UBS Warburg - Analyst

Just clarify, I think you said the biggest revenue opportunity was the UK.

Richard Sands - Constellation Brands - Chairman and CEO

That's the biggest revenue opportunity for Woodbridge is certainly the UK, given our position and their love for New World wines and California wines.

Caroline Levy - UBS Warburg - Analyst

And then what about for the upscale wines?

Richard Sands - Constellation Brands - Chairman and CEO

The whole world, including the United States.

Caroline Levy - UBS Warburg - Analyst

And I also want to just clarify, because my understanding is your distribution power is greatest in the U.S. and the UK, and Australia, but can you elaborate a little bit on where-- the strength beyond that?

Richard Sands - Constellation Brands - Chairman and CEO

Well, I think we're making great inroads in the eight countries that we've previously talked about that are large consumers of imported wine and New World wines in particular. I mean, we have growth rates that are phenomenal in those countries, albeit it on a small base, and we continue to work diligently on our infrastructure, so this will only add to the momentum that we have.

Caroline Levy - UBS Warburg - Analyst

Thank you, Richard.

Operator

Jeff Kanter, Prudential Securities.

Jeff Kanter - Prudential Securities - Analyst

Shares outstanding, when you think this through, there's options that we have to probably take into consideration now; how many? I would imagine-- is that correct?

Richard Sands - Constellation Brands - Chairman and CEO

Basically taking into consideration the shares outstanding, the options and the exercise price of the options, the total equity value is approximately $1.03b.

Jeff Kanter - Prudential Securities - Analyst

OK, fair enough.

Richard Sands - Constellation Brands - Chairman and CEO

I think a touch less than that, but, you know, that's a good, round number.

Jeff Kanter - Prudential Securities - Analyst

$1.03b. Now you mentioned Robert Mondavi as brand ambassador; what about Michael and Tim and Marsha? Are they just going away?

Richard Sands - Constellation Brands - Chairman and CEO

That has not been entirely determined at this point in time. We have further conversations to have.

Jeff Kanter - Prudential Securities - Analyst

Also, again, can you comment now, because you're talking about, you know, neutral to EBITDA and that's the numbers that we get, but going forward, there's a lot of moving pieces. One, Robert Mondavi planned on spending an incremental $14m on marketing expense. I would imagine that that has doesn't have to be the case under your- given your distribution, so that would make this 15 times multiple lower. Two, they have about $30m of cost saves tied up in inventory, which is going to accrue to you, which also makes the multiple a little less egregious as well. Are those-- do you see those two flowing through your P&L?

Richard Sands - Constellation Brands - Chairman and CEO

Well, first of all, their advertising, as you know, they had planned on spending a good piece of that advertising in the fourth quarter calendar year, which is on us, and you know, they will continue to go down that route, as they should, given that we have to go a shareholder's vote. So, whether or not when we take over the business, it will be necessary to have that type of support, will be a lot easier to tell because we'll actually be able to see what the benefit of that support level was.

Jeff Kanter - Prudential Securities - Analyst

Yeah, I actually thought that just was supposed to be spread for the duration of the year, but it was the fourth quarter. OK. What about the-- and those inventory, those lower costs from sitting in inventory, that's going to flow to you as well, right? $30m?

Richard Sands - Constellation Brands - Chairman and CEO

In theory, that would be the case.

Jeff Kanter - Prudential Securities - Analyst

And so your full year guidance from February, obviously nothing is going to change here, is that correct?

Richard Sands - Constellation Brands - Chairman and CEO

Yeah, that's correct. I think, you know, it's going to be a complicated situation for a couple of months.

Jeff Kanter - Prudential Securities - Analyst

Meaning what?

Richard Sands - Constellation Brands - Chairman and CEO

Meaning there's a lot of work to be done to determine what all the puts and takes are. We clearly think that it will be accretive to our FY '06 earnings but we're certainly not prepared to give guidance for FY '06 at this stage of the game, and so really, what we're really only talking about, you know, maybe a couple of months in our fourth quarter, and I guess the simplest thing to say is that it will be at least neutral to our comparable earnings for our fourth quarter.

Jeff Kanter - Prudential Securities - Analyst

OK, so then no changes to the full-year fiscal '05? There's nothing there?

Richard Sands - Constellation Brands - Chairman and CEO

That's correct; on a comparable basis. Obviously, there's a- unfortunately, with today's state of GAAP, you know, there will be unusual expenses associated with the transaction.

Operator

[Maryann Cotas], [Mundar Capital].

Maryann Cotas - Mundar Capital - Analyst

Again, going back to the synergies and the cash flow situation, I'm just wondering what your time period is in terms of paying down this debt? What is your plan for that time period?

Richard Sands - Constellation Brands - Chairman and CEO

Well, first of all, assuming that this transaction closes in our fourth quarter, we will look to be ending our fiscal year with a debt to EBITDA ratio, I would say, in the range of 4 to 4.2 times. As you know, Constellation prior to this transaction was paying down debt at the rate of reducing our debt to EBITDA .6, .7X per year. I think we can certainly maintain, if not improve, that rate on an annual basis, so I would look for at least continuing that kind of debt paydown rate in the future.

Operator

Brian Spillane, Banc of America Securities.

Brian Spillane - Banc of America Securities - Analyst

Question on-- Mondavi had talked about, or had a plan, to dispose of some of their luxury assets. I know you talked about the Robert Mondavi Winery. Have you gotten into looking at some of the other assets that they had tagged for sale and in your plans going forward, are you planning on potentially selling some of those assets as well?

Richard Sands - Constellation Brands - Chairman and CEO

Good question, Brian. Just to make sure that we're clear, we have no plans to sell the Robert Mondavi Winery. And basically, the joint venture interests do have change of control provisions so that we actually are not necessarily the determining factor on whether those joint venture partners desire to buy out their investments-- but I would say that we will evaluate in the new context the desire to maintain those joint venture partners and the properties that Robert Mondavi was selling, we will evaluate, look at management's plans, their whys and where-fors, and potentially go ahead, if it makes sense, or if it doesn't make sense, given the new structure of the business and portfolio, we'll discontinue it. But there will be a full evaluation.

Brian Spillane - Banc of America Securities - Analyst

And just so I'm clear, Richard, if the joint venture partners opt to buy out, they would be paying you to buy out that option, is that right?

Richard Sands - Constellation Brands - Chairman and CEO

They'd be paying us to buy out their 50% investment.

Operator

Marc Greenberg, Deutsche Bank.

Marc Greenberg - Deutsche Bank - Analyst

If you gentlemen could quantify in some way what you think the procurement opportunity is on the supply chain, as a result of being a much larger-scale buyer than Mondavi, it would be very helpful. In particular, any comments you could make about the existing contract flow that Mondavi has in place right now, the degree to which you think those are advantaged, or what you have is advantaged, how that would translate in dollar terms? That would be the first part of my question. The second is, Tom, if you wouldn't mind taking a whack at what you think the cash flow, you know, free cash or operating cash, in the first full year, you know, just on the basis of those kinds of procurement savings and maybe savings in marketing and distribution, it would be very, very helpful.

Tom Summer - Constellation Brands - CFO and EVP

OK, Marc, I'm going to take both parts of the question, and unfortunately, I'm probably going to have to tell you that it's premature to answer both parts of the question, but let me be a little more specific than that. I think on the synergy side and procurement in particular, as you know, I think we generally can find ways to leverage scale and create good opportunities, particularly in North America. Any time we do anything, it's-- you know, we don't the numbers fine-tuned, and it's certainly not to the point where we're prepared to share them with anyone. So our guidance has been very broad in terms of all the synergy opportunities.

Similarly, on your question regarding cash flow, I guess if I told what I thought the cash flow was going to be, I'd effectively be giving you guidance for next year, and again, we're not prepared to do that. We need to spend time with management, you know, fine-tuning our plan, both with our base business and with Mondavi management, before we're prepared to give guidance for our fiscal '06. So I apologize that I can't be more specific than that, but we will certainly give guidance as soon as we possibly can.

Marc Greenberg - Deutsche Bank - Analyst

Richard, on follow-up, I wonder if you might talk about, in your mind, what you see as the strategic value or the synergy value of having the Napa label along with your other high-end wines? How does that impact your relationship with the trade, not just at retail, and on premise, but what do you think the impact is going to be on your wholesaler relationships?

Richard Sands - Constellation Brands - Chairman and CEO

Well, you know, today I believe we have a portfolio of fine wines that, taken as a whole, is the most sought after by the retail community, whether it be the on-premise segment or the fine wine shops, off premise segment. And I view the Robert Mondavi Winery as an icon brand and extremely sought after, so when you add this to our portfolio, it just increases our strength with our distributors and the other participants in the trade channels. So, it's going to be a one plus one equals three in terms of strength with our customers.

Marc Greenberg - Deutsche Bank - Analyst

In terms of-- do you know whether or not, in terms of the existing relationships that Mondavi has with its distributors, does this kind of change in control transaction trigger the ability to open up those relationships? In other words, are there going to be some jump balls on who the distributors and wholesalers are going to be in certain territories?

Richard Sands - Constellation Brands - Chairman and CEO

Well, in most places in the United States, you don't even need a transaction for us to have a jump ball, and there are some places that are basically franchise states, where this type of transaction does allow for us to change, on this transaction. However, for the most part, we're doing business with Mondavi distributors on many of our brands, and I'm not sure that we're going to see a lot of moving around.

Operator

[Operator Instructions] [Drew Figman], [Titerman].

Drew Figman - Titerman - Analyst

Yes, is any of the relationships you have with the JV partners a condition of the deal, whether they stay or go? And just so you can clarify, this is a merger that will have a shareholder vote, why do you think you can get it done in less than two months?

Richard Sands - Constellation Brands - Chairman and CEO

It is a merger and we will have a shareholder vote, and I believe the reason it can get done in less than two months is that Mondavi had scheduled an annual meeting and will just delay that until we can get the new proxy information on this vote, and that should take a matter of a few weeks and then basically you have, you know, four weeks or so until there's a vote, so that's how it gets done.

The question on the JV partners, they are not a condition of the deal, and if, in fact, a JV partner chooses to terminate the relationship, they pay for their 50% of the JV, or they pay for our 50% in the JV, and from a financial perspective, that payment will be equal to if not better than the earnings stream that comes from the JV. That's why there's no conditionality.

Drew Figman - Titerman - Analyst

When this was announced, you had thought the price was low and were looking for other alternatives and there was some speculation on whether there was other interest. Did you receive other any interest, or was this deal the only interest you received?

Richard Sands - Constellation Brands - Chairman and CEO

We received-- we're Constellation, we are the party that made the bid. I cannot speak for Mondavi.

Operator

[Charmala Roy], [Colden Capital].

Charmala Roy - Colden Capital - Analyst

What are the regulatory approvals that you need to close this transaction?

Richard Sands - Constellation Brands - Chairman and CEO

Basically Hart Scott Rodino, which is quite quick and [inaudible] and that is it.

Operator

[Anil Rumta], Chesapeake Partners.

Anil Rumta - Chesapeake Partners - Analyst

Just got a three-part question, a quick one, though. First one is if you could tell us the break-up fee? And the second one, on timing, based on the timetable you guys have given, it sounds like you can get a proxy out in a few weeks, and I believe you were going to follow the proxy with the [ICC] and you're assuming no review and you can turn it around and send it out to shareholders real quick. That's what I'm assuming. And then lastly, have the B shareholders granted you an irrevocable proxy? In other words, what are the conditions under which, you know, if a higher offer were to come in, could they change their vote?

Richard Sands - Constellation Brands - Chairman and CEO

The break up fee is $31m, approximately 3%, and the B shareholders have agreed to support or vote for this, provided that the board is supporting this. Therefore, if the board accepts a higher offer, the B shareholders have an option to not support.

Anil Rumta - Chesapeake Partners - Analyst

OK. And in terms of the timing, am I correct in saying that you basically expect no review from the SEC and a quick turnaround?

Richard Sands - Constellation Brands - Chairman and CEO

Yes. We have time for one more question.

Operator

Jeff Kanter, Prudential Securities.

Jeff Kanter - Prudential Securities - Analyst

It's been answered, Richard. Thank you so much.

Richard Sands - Constellation Brands - Chairman and CEO

OK, we have time for one quick question.

Operator

Scott Kim, Cargo Investors.

Scott Kim - Cargo Investors - Analyst

Do the financing commitments have any minimum EBITDA or earnings levels or any maximum debt ratios?

Richard Sands - Constellation Brands - Chairman and CEO

You know, our-- our financing commitment is really reflective of our current bank agreement, which does have some minimal constraints, but they really aren't an issue for the company whatsoever.

Scott Kim - Cargo Investors - Analyst

OK, thank you.

Richard Sands - Constellation Brands - Chairman and CEO

OK, great, thank you very much, everybody, for taking the time on this short notice to join us in this historic moment. Again, we're extremely excited and I know that the Mondavi management that we met with is excited, and this is going to make a great combination, two great companies coming together to make an even greater one, so it will be a very interesting event, as we wrap this up, pull this together, and move on with this tremendous portfolio. Thank you, everybody.

Operator

[Operator Instructions]

D I S C L A I M E R

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Important Information For Investors And Shareholders

In connection with the proposed merger, The Robert Mondavi Corporation will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY’S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE (707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

The Company, Constellation Brands, Inc. and their respective directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s shareholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.